EXHIBIT 99.01

News Release

Contacts:

FormFactor, Inc.	Investor Relations
Ron C. Foster	Brooke Deterline
Chief Financial Officer	Annie Leschin
(925) 290-4024	(925) 290-4949
IR@FormFactor.com

FormFactor, Inc. Announces Record Revenue Quarter of $125.3 million, Up 29% Year Over Year

Company also announces internal review of inventory valuation practices

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LIVERMORE, Calif. — October 24, 2007 — FormFactor, Inc. (Nasdaq: FORM) today announced revenue for the third quarter of fiscal year 2007, ended September 29, 2007.  The Company posted record quarterly revenue of $125.3 million.  These results compare to revenue of $114.1 million, a 10% increase from the second quarter of fiscal 2007 and $96.8 million, a 29% increase from the third quarter of fiscal 2006. The company had a cash balance of $537 million as of September 29, 2007.

“FormFactor delivered another record revenue quarter driven by strength in DRAM, NOR and KGD as we continued to lead the market for advanced probe cards. As existing customers migrated to our new product platforms and we penetrated emerging markets such as Wire Bond Logic, design activity also increased,” said Igor Khandros, CEO of FormFactor.

The Company said that it is unable at this time to release further income statement data with respect to the third quarter.  The Company is currently reviewing its historic practices with respect to inventory valuation in light of issues identified by the Company in the course of preparation of financial statements for the third quarter.  Based on the review to date management believes that adjustments to inventory valuations may be required with respect to periods prior to the third quarter of 2007.  These potential adjustments could change inventory, gross margin, operating margin and net income from the amounts previously reported for the affected periods.  The Company has not yet determined the magnitude of these adjustments or whether the adjustments will be reflected in the third quarter financial statements or in a restatement of the affected periods.  The Company believes, however, that its third quarter operating margin and net income per share, without giving effect to adjustments in respect of prior periods, should be not less than the 20.5%-21% and $0.38-$0.40 per share, respectively, provided as management guidance in the Q2 earnings call conducted on July 25, 2007.

The Company is working to complete the internal review as promptly as practicable.

The Company has posted its revenue breakdown by region and market segment on the Investors section of its website at www.formfactor.com. FormFactor will conduct a conference call at 1:30 p.m. PDT, or 4:30 p.m. EDT, today. The public is invited to listen to a live web cast of FormFactor’s conference call on the Investors section of the company’s website at www.formfactor.com. An audio replay of the conference call will also be made available approximately two hours after the conclusion of the call. The audio replay will remain available until October 26, 2007 at 6:30 p.m. PDT and can be accessed by dialing (888) 286-8010 (domestic) or (617) 801-6888 (international) and entering confirmation code 48471762.

About FormFactor:

Founded in 1993, FormFactor, Inc. (Nasdaq: FORM) is the leader in advanced wafer probe cards, which are used by semiconductor manufacturers to electrically test integrated circuits, or ICs. The company’s wafer sort, burn-in and device performance testing products move IC testing upstream from post-packaging to the wafer level, enabling semiconductor manufacturers to lower their overall production costs, improve yields, and bring next-generation devices to market. FormFactor is headquartered in Livermore, California with operations in Europe, Asia and North America. For more information, visit the company’s website at www.formfactor.com.

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FormFactor and the FormFactor logo are registered trademarks of FormFactor, Inc.  All other product, trademark, company or service names mentioned herein are the property of their respective owners.

Forward-Looking Statements:

Statements in this press release that are not strictly historical in nature are forward-looking statements within the meaning of the federal securities laws, including statements regarding product development and future growth. These forward-looking statements are based on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results might differ materially from those in any forward-looking statement due to various factors, including, but not limited to: the timing and results of completion of the Company’s internal review, including the risk of changes in the reported amounts or guidance provided in this press release for the third quarter, the possibility of restatements of prior period financial statements, and the possibility that the third quarter Form 10-Q may not be timely filed; demand for certain semiconductor devices; the Company’s ability to successfully develop and qualify new products in Flash, DRAM and Fine Pitch logic to expand its offerings in multiple applications; and the company’s continuing ability to innovate and develop and deliver the next generation of testing technology. Additional information concerning factors that could cause actual events or results to differ materially from those in any forward-looking statement is contained in the company’s Form 10-K for the fiscal period ended December 30, 2006 and the company’s Form 10-Q for the quarterly period ended June 30, 2007, filed with the Securities and Exchange Commission (“SEC”), and subsequent SEC filings. Copies of the company’s SEC filings are available at http://investors.formfactor.com/edgar.cfm. The company assumes no obligation to update the information in this press release, to revise any forward-looking statements or to update the reasons actual results could differ materially from those anticipated in forward-looking statements.